EXHIBIT 15

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of US Ecology, Inc. and subsidiaries for the periods ended March 31, 2010, and 2009, as indicated in our report dated April 30, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in Registration Statement Nos. 333-157529, 333-140419, 333-68868, 333-93105, and 333-69863 on Form S-8 and Registration Statement No. 333-126424 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte and Touche LLP

Boise, Idaho
April 30, 2010